                     SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                   FORM 15


           Certification and Notice of Termination of Registration
          under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13
               and 15(d) of the Securities Exchange Act of 1934


                           Commission File No. 1-9948

                          AMERICAN REALTY TRUST, INC.
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            (Exact name of registrant as specified in its charter)


         10670 NORTH CENTRAL EXPRESSWAY, SUITE 300, DALLAS, TEXAS 75231
                          TELEPHONE NO. (214) 692-4700
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         (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                                  COMMON STOCK
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           (Title of each class of securities covered by this Form)

                                      NONE
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          (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)    [ ]        Rule 12h-3(b)(1)(ii)     [ ]
     Rule 12g-4(a)(1)(ii)   [ ]        Rule 12h-3(b)(2)(i)      [ ]
     Rule 12g-4(a)(2)(i)    [ ]        Rule 12h-3(b)(2)(ii)     [ ]
     Rule 12g-4(a)(2)(ii)   [ ]        Rule 15d-6               [X]
     Rule 12h-3(b)(1)(i)    [ ]

        Approximate number of holders of record as of the certification or notice date: ONE THOUSAND FOUR HUNDRED FORTY SIX (1,446)
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        Pursuant to the requirements of the Securities Exchange Act of 1934,
American Realty Trust, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                      AMERICAN REALTY TRUST, INC.

Dated:  August 3, 2000                By: /s/ ROBERT A. WALDMAN
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                                      Name:   Robert A. Waldman
                                      Title:  Senior Vice President